EXCLUSIVE TECHNOLOGY LICENSE AGREEMENT

This exclusive technology license agreement (this "Agreement"), in entered into as of September 1, 2012, by and between LifeTech Industries, Inc., a Nevada corporation, and its assignees ("Licensee"), and LifeTech Japan Corporation, a corporation validly existing under the laws of Japan ("Licensor").

BACKGROUND

A. WHEREAS, Licensee is in the business of, among other things, distributing consumer and commercial products worldwide;

B. WHEREAS, Licensor is in the business of, among other things, designing, manufacturing and distributing atmospheric water generators;

C. WHEREAS, Licensee and Licensor entered into that certain Joint Venture Agreement dated as of September 1, 2012, under which Licensee and Licensor agreed that, among other things, Licensee shall have the exclusive right to distribute all of Licensor's AWG products and technology worldwide (subject to certain restrictions set forth therein); and

D. NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and conditions herein contained, Licensee and Licensor wish to enter into this binding Agreement to set forth in detail the terms and conditions of such exclusive technology license granted to Licensee by Licensor.

1. DEFINITIONS.
Capitalized terms used herein shall have the meanings given in the Schedule of Definitions attached as Exhibit A hereto.

2. LICENSE TO MANUFACTURE AND SELL THE TECHNOLOGY.
2.1. Licensor hereby grants and Licensee hereby accepts an exclusive, perpetual license to make, manufacture, use, sell, or otherwise distribute of the Technology, including any apparatus, product, or device incorporating, using, or manufactured by the use of the Technology, in whole or in part, and the right to use the Technical Information in connection therewith, all within the Licensed Territory.

2.2. Licensor hereby grants to Licensee an exclusive license to sell, lease, or otherwise distribute of systems (or subsystems) assembled by or on behalf of Licensee as part of its contract manufacturing and/or distribution businesses, which systems (or subsystems) incorporate the Technology.

2.3. Licensee may, from time to time and in its sole discretion, sublicense the rights granted hereunder, as well as the Technical Information:

(a) to original equipment manufacturers (each an "OEM") to make, use and sell, lease, or otherwise distribute of systems (or subsystems) assembled by any such OEM (or its

affiliates or suppliers) as part of their business, which systems (or subsystems) incorporate products made through the use of Technical Information; or

(b) to suppliers of Licensee to make, use and sell, lease, or otherwise distribute of Technology to Licensee or its affiliates.

2.4. Licensor represents and warrants that it has the right to grant Licensee the licenses granted pursuant to Sections 2.1 and 2.2. Licensor further represents and warrants that the use of the Technical Information to manufacture and sell Technology and the manufacture and sale of Technology will not infringe any patent, copyright or any other intellectual property right or interest. Licensor shall defend any suit or proceeding brought against Licensee insofar as such suit or proceeding is based on a claim that the use of the Technical Information or the manufacture or sale of Technology as set forth herein constitutes direct or indirect infringement of any patent, copyright or any other intellectual property right or interest and Licensor shall indemnify and hold Licensee harmless from and against any and all liability, loss, costs, damages, or expenses, including reasonable outside attorney's fees and costs, arising out of any such claim or proceeding.

3. DELIVERY OF TECHNICAL INFORMATION.

3.1. Licensor agrees to make available to Licensee all Technical Information that Licensor now has or acquires during the term of this Agreement.

3.2. Without limiting the foregoing, Licensor shall furnish the following to Licensee within fifteen (15) days of the execution of this Agreement:

(a) copies of all documentation with respect to the Technical Information, including patents and patent applications sufficient to fully and adequately disclose all techniques, processes, and know-how licensed hereunder, including any and all improvements, modifications, and updates;

(b) identification of purchased raw materials, raw material specifications, and control tests of purchased raw materials;

(c) specifications sheets showing manufacturing operations, designs, formulae, and tests for intermediate products and for finished products related to the Technology;

(d) information regarding equipment tooling and fixtures, including, without limitation, specifications, drawings, sources of supply, and Licensor's recommendations.

3.3. Licensor shall also assist Licensee in its efforts to develop and manufacture the Technology through correspondence, telephone conversations, and the like.

3.4. Licensor shall promptly provide Licensee with copies of all documentation (as described in Section 3.2(a) above) with respect to any improvements to the Technical

Information after the initial transfer of such information and such improvements shall be deemed Technical Information hereunder.

4. TECHNICAL ASSISTANCE.
4.1. During the term of this Agreement, the Licensor shall provide and communicate to the Licensee all technical assistance required for the satisfactory manufacture of products based on the Technology, the marketing of the same and generally for the efficient operation of the Licensee's business. Such assistance may include, among others, advice and services (given verbally or in writing) or by the provision of samples, manuals, models, plans, papers, and other such materials.

4.2. At the request of the Licensee, Licensor shall give on-the-job technical instruction to selected employees of Licensee to have them obtain and/or maintain the level of competence and experience required for the Licensee to satisfactorily manufacture and market the Licensed Products and operate its business efficiently, at such times, for such periods, and in such plant of Licensor as may be determined by Licensee after consultation with Licensor. Such instruction shall be without cost to Licensee, except that Licensee shall pay all salaries, traveling, and living expenses of its employees while receiving said on-the-job training.

4.3. Upon request by Licensee, Licensor shall send to the Licensed Territory, subject to mutually acceptable arrangements as to their timing and duration, its technical or other experts for training Licensee's staff or for inspecting Licensee's plants or for assisting the Licensee on any problem or matter which requires on-the-spot assistance, e.g., cases of emergency caused by difficulties or important irregularities in the production or in the quality of products, etc.

5. PATENTS AND TRADEMARKS.
5.1. The license granted by Licensor pursuant to Section 1.1 shall be deemed to include an exclusive license under any and all patents now owned or hereafter acquired by or on behalf of Licensor during the term of this Agreement to manufacture Technology and sell compositions incorporating such products so manufactured throughout the Licensed Territory.

5.2. Each party agrees not to register or use any trademark or trade name of the other or any trademark or trade name confusingly similar thereto in sound, appearance, or meaning without first obtaining the written consent of the other. Each party shall be free to use product code designations in use by the other party, such as numerical or generic designations used to identify or distinguish products, for substantially identical products.

5.3. Licensee shall have exclusive ownership rights to all improvements and any products developed by Licensee using or incorporating the Technical Information after the initial transfer of such information to Licensee, and all improvements developed by Licensor shall remain the property of Licensor and shall be licensed to Licensee as set forth in Section 3.5, subject always to paragraph 2(e)(i) and 2(e)(ii) of the Joint Venture Agreement (as defined below).

6. PAYMENT.
For a period of years from the date of this Agreement, Licensee shall pay Licensor a royalty equal to ten percent (10%) of Licensee's Net Sales Revenue received on its sales of the Technology on a calendar quarterly basis.

7. CONFIDENTIALITY.
7.1. Each party agrees to maintain in confidence all information received from the other party under this Agreement and deemed by such party to be confidential, and agrees not to disclose the same to third parties, and agrees to obligate all of its employees having access to such information to adhere to this obligation of confidentiality. This mutual obligation of confidentiality shall not apply to any information which is or becomes public knowledge through no fault of the receiving party or which the receiving party can demonstrate in writing was known prior to the disclosure by the disclosing party or which is obtained by the disclosing party from a third party with an unrestricted legal right to disclose the same to others. The provisions of this section shall continue in effect for a period of two (2) years after the termination of this Agreement.

8. TERM AND TERMINATION.
The term of this Agreement and any termination of this Agreement shall be in accordance with paragraph 3 of that certain joint venture agreement between the parties dated as of September 1, 2012 (the "Joint Venture Agreement").

9. MISCELLANEOUS.
9.1. **Representations and Warranties.** Each party hereby represents and warrants to the other that, in addition to any other representations and warranties herein, (a) it has the right and power to enter into this Agreement and to perform its obligations hereunder, (b) no consent or approval of any person or entity is required for the representing party to enter into and perform this Agreement, and (c) this Agreement does not violate or conflict in any material respect with any agreement to which the representing party is a party or any law or regulation to which it is subject.

9.2. **Indemnification.** Each party shall indemnify, defend and hold harmless the other and its subsidiaries, affiliated companies, and its licensees, successors and assigns and each of their respective officers, directors, shareholders and agents, from and against any and all claims, damages, losses, liabilities, obligations, judgments, and/or costs and expenses (including without limitation reasonable outside attorneys' fees and costs) sustained, suffered, paid or incurred by any or all of the above-mentioned parties as a result of, arising from or related to any breach by the breaching party of its warranties, undertakings or obligations under this Agreement.

9.3. **Assignment.** The rights and duties of Licensee and Licensor under this Agreement may not be assigned or delegated in whole or in part by operation of law or otherwise without the prior express written consent of Licensor. Notwithstanding the foregoing, Licensee shall have the right to assign or delegate in whole or in part this Agreement to

any affiliated third party or any third party that acquires all or substantially all of the assets of Licensee.

9.4. **Notices.** Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be sent to the attention of the principal at the address stated below by overnight courier or personal delivery. Such notices shall be deemed to be given: (a) if sent by overnight courier, three (3) days after dispatch; and (b) if personally delivered, on the day of delivery.

If to Licensee:

LifeTech Industries, Inc.
228 Hamilton Avenue, 3rd Floor
Palo Alto, CA 94301
Attn: Mr. Benjamin Chung

If to Licensor:

LifeTech Japan Corporation
4-13-9 Kohagura Naha-City
Okinawa, Japan
900-0024
Attn: Ms. Mika Kudeken

9.5. **Language; Governing Law; Jurisdiction; Attorneys Fees.** The official language of this Agreement is English and in any controversies or disputes between the parties the English text shall control. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of California (but not as to its conflict of law rules), and the state and US federal courts located in Los Angeles County, California shall have exclusive jurisdiction over any and all disputes hereunder. The Parties hereto irrevocably submit to the jurisdiction of such courts and agree to accept service of process by mail at the address set forth above. Notwithstanding the foregoing, LifeTech Industries shall reserve the right to select, in its sole discretion and upon written notice to LifeTech Japan, that the validity, interpretation and legal effect of this Agreement shall be governed by the laws of Japan (but not as to its conflict of law rules), and that the courts located in Tokyo, Japan shall have exclusive jurisdiction over any and all disputes hereunder. The prevailing party is any such dispute shall be entitled to recover its related costs and expenses (including reasonable outside attorneys' fees and costs) incurred by the prevailing party in any action or claim against the breaching party.

9.6. **No Waiver.** It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9.7. **Entire Agreement.** This Agreement shall supersede and replace all prior or contemporaneous communications (written or oral) between the parties and their representatives relating to the subject matter hereof and may only be modified or amended by a writing signed by the both parties hereto. In the event of a conflict between this Agreement and the Joint Venture Agreement with respect to the sales or distribution of the Technology, the Joint Venture Agreement shall control.

9.8. **Counterparts.** This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile or electronic transmission.

9.9. **Further Assurances.** Each party will execute and deliver any additional agreements, documents and instruments and perform any additional acts that may be necessary or appropriate as Licensee determines to effectuate and perform the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"LICENSEE"	"LICENSOR"
LIFETECH INDUSTRIES, INC.	LIFETECH JAPAN CORPORATION
By: Ben Chung	By: Mika Kudaken
Name: Benjamin Chung	Name: Mika Kudaken
Its: Chief Executive Officer	Its: Director

EXHIBIT A
SCHEDULE OF DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings given: "Technology" shall mean any and all technology, including without limitation inventions, patents, patents-pending, trademarks and all other intellectual property relating to Licensor's current and future atmospheric water generations systems.

"Technical Information" shall mean all technical information and know-how developed and owned and/or controlled by Licensor in connection with any technical research or development efforts undertaken by Licensor with respect to the Technology including, but not limited to, design technology, manufacturing technology.

"Net Sales Revenue" shall mean gross sales revenue less any taxes, returns, allowances, quantity or other customary discounts, freight, and insurance when the same are actually paid or allowed.

"Improvements" shall mean any Technical Information or know-how developed by Licensor or Licensee after the date of the initial transfer of the Technical Information and during the term of this Agreement that uses or relates to the Technical Information, including all related patents throughout the world.

"Licensed Territory" shall mean the world, excluding Japan.